EXHIBIT 10.6

AMENDED AGREEMENT RELATED TO SEVERANCE

This Amended Agreement Related to Severance (this “Agreement”), entered into by Icoria, Inc., a Delaware corporation (“Icoria” or the “Company”) and Brett Farabaugh, currently employed as Icoria’s Vice President of Finance (“Executive”).

WHEREAS, Executive has been an employee of Icoria since April 30, 2004;

WHEREAS, Executive and Icoria entered into an Agreement Related to Severance dated April 30, 2005;

WHEREAS, Icoria and the Executive agree that it is in their mutual best interest to modify the Agreement Related to Severance as provided herein, effective July 28, 2005;

WHEREAS, this Agreement supercedes the Agreement Related to Severance dated April, 30, 2005;

NOW THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which hereby are acknowledged, the Agreement Related to Severance is amended and restated as follows:

1. As an inducement for Executive to remain in his current position or such other management position as Icoria may from time to time assign, Icoria agrees that Executive will be entitled to the severance benefits described in Paragraph 5 or 6 of this Agreement if Icoria terminates Executive’s employment with Icoria without “Cause” (as defined below) or if Executive terminates his employment pursuant to the terms of Paragraph 6 after a Change of Control (as defined below). If Icoria terminates Executive for Cause, if Employee resigns (other than as provided in Paragraph 6) or otherwise fails to remain in continuous active employment, if Icoria terminates Executive for inability to regularly perform duties, or if Executive is terminated in connection with or as a result of the liquidation, dissolution, insolvency, or other winding up of the affairs of the Company without the establishment of a successor entity to the Company, he will not receive any severance pay, accelerated vesting of stock options, bonuses, or any other compensation or benefits, other than such base salary as Executive may be entitled to receive for services rendered prior to the termination.

2. In return for the severance benefits described in Paragraph 5 or 6, which Executive acknowledges exceed the benefits to which Executive otherwise is entitled, Executive agrees to execute a release in a form substantially similar to the release attached to this Agreement as Attachment A.

3. For purposes of this Agreement, “Cause” for termination shall mean: (a) conviction of, or pleading guilty or nolo contendere to, a felony or other crime involving theft, fraud or moral turpitude; (b) drug or alcohol abuse; (c) Executive’s material breach of this Agreement, including failure to cure unsatisfactory job performance; (d) Executive’s refusal to abide by or comply with the directives of the Board; (e) Executive’s dishonesty, fraud, or misconduct with respect to the business affairs of the Company, including, without limitation, fraud, misappropriation or embezzlement; (f) intentional damage of any property worth in excess of $1,000 of the Company; (g) conduct by Executive which demonstrates gross unfitness to serve; or (h) any violation of Icoria rules or policies for which termination is the normal discipline based on policy or past practice.

If the Chief Executive Officer and Compensation Committee of the Board of the Company believe Executive is guilty of poor job performance referenced above in Paragraph 3(c) that could lead to termination, Executive shall be provided sixty (60) days notice of possible termination and the opportunity to cure the stated deficiencies. This 60-day period will only apply to poor job performance under Paragraph 3(c).

4. For purposes of this Agreement, “Change of Control” shall mean: the occurrence of any of the following events: (a) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or (b) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

5. If Executive is terminated by Icoria without Cause, Executive shall be entitled to the following benefits:

a)	Icoria, including without limitation any successors or assigns, will pay Executive an amount equal to one year of his base salary at the date of termination plus an amount equal to Executive’s aggregate COBRA premiums for a 12 month period (less applicable employee premium sharing amounts had he remained an active employee) determined based on the premiums in effect on the date of termination (“Severance Pay”). The Severance Pay shall be less applicable deductions and withholdings.

i) If the Executive is terminated without Cause between January 1st and June 30th, the Severance Pay will be paid in substantially equal installments on the Company’s normal payroll dates such that payment of the last installment occurs no later than March 14th of the year following his separation from the Company.

ii) If the Executive is terminated without Cause between July 1st and December 31st, the Severance Pay will not begin until the date that is six (6) months after the last day of his employment to the extent such delay in payment is necessary to comply with section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, at which time, Executive shall receive half of the Severance Pay. The remaining half shall be paid in six substantially equal installments on the Company’s normal payroll dates beginning with the first such payroll date occurring after the date that is six (6) months following the last day of his employment.

iii) Executive will only receive the aggregate amount equal to the second six months of Severance Pay if Executive is unable to secure comparable regular, full time employment or a consulting engagement lasting for more than six (6) months. During the time period Executive is receiving the aggregate amount of the last six months of Severance Pay, Executive must use diligent efforts to obtain such other employment, which must be documented in detail monthly in writing to the Company’s CEO. Executive shall have an obligation to notify the Company of any positions he accepts in any capacity during the applicable severance period. The parties agree that the Company’s CEO will determine and make the final decision on whether Executive has made diligent efforts to obtain other employment as required under this paragraph. The Company will have no further obligation to pay the remaining amount of the second six months of Severance Pay once the Executive is able to secure comparable regular, full time employment or a consulting engagement lasting for more than six (6) months or if the Company determines that Executive has not made diligent efforts to obtain other employment as required under this paragraph. However, if the Company terminates Executive’s employment without Cause within twelve (12) months after a Change of Control (as defined above) due to a redundancy in the Executive’s position, then Executive shall receive the entire Severance Pay regardless of efforts to find employment.

b)	If the Change of Control (as defined above) occurs at anytime during the period when Executive is receiving Severance Pay, the remainder of the Severance Pay shall be due and payable to Executive in full, within 30 days after the closing date of the Change of Control, subject however to the six month payment delay provided in Paragraph 5(a) above.

c)	In the event that the Company terminates Executive’s employment without Cause within 30 days before or 12 months after the effective date of a Change of Control (as defined above), the Company, including without limitation any successors or assigns, will increase two-fold the amount of stock options which are already vested up to 100%.

d)	Executive shall not receive Severance Pay or the increase in the amount of stock options unless and until the above-referenced release of all claims becomes effective, and can no longer be revoked under its terms.

e)	Executive acknowledges that he is not entitled to any other severance payments or benefits from the Company.

6. Executive may terminate his employment with the Company or any successor entity within twelve (12) months after any Change of Control, if any of the following occur and is not cured with 10 business days of Executive’s written notice thereof to the Board of governing body of the successor entity: (i) a material adverse change in Executive’s authority or duties from Executive’s authority or duties as of the date of the Change of Control; or (ii) the Company’s or successor entity’s relocation of Executive’s work place to a location more than 50 miles from Executive’s work place at the time of the Change of Control. Executive must give prompt written notice to the Board or the governing body of the successor entity, which shall be no later than 30 days from the event giving rise to this notice. If Executive terminates his employment pursuant to this Paragraph 6, then Executive shall be entitled to the following benefits:

a)	Icoria, including without limitation any successors or assigns, will pay Executive an amount equal to one year of his base salary at the date of termination plus an amount equal to Executive’s aggregate COBRA premiums for a 12 month period (less applicable employee premium sharing amounts had he remained an active employee) determined based on the premiums in effect on the date of termination (“Severance Pay”). The Severance Pay shall be less applicable deductions and withholdings.

i) If the Executive terminates his employment pursuant to Paragraph 6 between January 1st and June 30th, the Severance Pay will be paid in substantially equal installments on the Company’s normal payroll dates such that payment of the last installment occurs no later than March 14th of the year following his separation from the Company.

ii) If the Executive terminates his employment pursuant to Paragraph 6 between July 1st and December 31st, the Severance Pay will not begin until the date that is six (6) months after the last day of his employment to the extent such delay in payment is necessary to comply with section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, at which time, Executive shall receive half of the Severance Pay. The remaining half shall be paid in six substantially equal installments on the Company’s normal payroll dates beginning with the first such payroll date occurring after the date that is six (6) months following the last day of his employment.

iii) Executive will only receive the aggregate amount equal to the second six months of Severance Pay if Executive is unable to secure comparable regular, full time employment or a consulting engagement lasting for more than six (6) months. During the time period Executive is receiving the aggregate amount of the last six months of Severance Pay,

Executive must use diligent efforts to obtain such other employment, which must be documented in detail monthly in writing to the Company’s CEO. Executive shall have an obligation to notify the Company of any positions he accepts in any capacity during the applicable severance period. The parties agree that the Company’s CEO will determine and make the final decision on whether Executive has made diligent efforts to obtain other employment as required under this paragraph. The Company will have no further obligation to pay the remaining amount of the second six months of Severance Pay once the Executive is able to secure comparable regular, full time employment or a consulting engagement lasting for more than six (6) months or if the Company determines that Executive has not made diligent efforts to obtain other employment as required under this paragraph.

b)	In the event Executive terminates his employment pursuant to Paragraph 6, the Company, including without limitation any successors or assigns, will increase two-fold the amount of stock options otherwise vested up to 100%.

c)	Executive shall not receive Severance Pay or the increase in the amount of stock options unless and until the above-referenced release of all claims becomes effective, and can no longer be revoked under its terms.

d)	Executive acknowledges that he is not entitled to any other severance payments or benefits from the Company.

7. Executive agrees that while employed by Icoria and for the longer of twelve (12) months after the separation of his employment with the Company for any reason, whether Executive’s resignation or termination by Icoria, or any period for which he is receiving severance payments from Icoria under the terms of Paragraphs 5 or 6 of this Agreement, he shall not recruit or encourage employees of Icoria to leave Icoria or to solicit or accept a position with any company or business with which he is affiliated or allow any such company or business, to the extent it is in his control, to engage in any activity which, were it done by him, would violate any provision of this Paragraph 7; provided, however, that Icoria acknowledges and agrees that a company or business with which Executive is affiliated may employ or engage Icoria employees that have left Icoria, so long as the company or business did not recruit or encourage the Icoria employee to leave Icoria. It being understood that discussions, whether occurring before or after the date of this Agreement, resulting from general employment advertisements or initiated by Icoria employees, do not constitute recruitment or encouragement to leave.

8. The parties agree that Icoria has no prior legal obligations to provide the additional monetary payments and other benefits specified in Paragraph 5 or 6, which are exchanged for Executive’s promises and agreements herein.

9. Executive agrees that the only consideration for signing this Agreement are the terms stated herein and that no other promises or assurances of any kind have been made to him by Icoria, its attorneys, or any other person as inducement to sign this Agreement. Therefore, this Agreement and its attachments constitutes the entire understanding of the parties, and no representation, promise or inducement not included herein shall be binding upon the parties.

10. Executive agrees that he will not disclose matters relating to the contents of this Agreement, including the amount of monetary payments and other benefits, to anyone other than his spouse, attorneys, and accountants or financial advisors for professional counseling or as required by law. Executive also agrees that he will take every precaution to ensure that his spouse, attorneys, accountants or financial advisors maintain the confidentiality provisions of this Agreement before any disclosure is made as permitted by this paragraph.

11. Executive understands and agrees that Icoria’s obligation to perform under this Agreement is conditioned upon Executive’s performance of all agreements, releases, and covenants to Icoria as set forth herein.

12. Executive acknowledges that he possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written.

13. Executive further acknowledges and agrees that he has signed an Agreement Related to Employment, which is attached hereto as Attachment B. He acknowledges that he remains bound by the provisions of Attachment B, including those provisions that survive termination of his employment and that nothing in this Agreement diminishes his obligation sunder the Agreement Related to Employment.

14. Except as otherwise provided herein, this Agreement and any attachments contain and comprise the entire agreement and understanding of the parties with respect to the subject matter, specifically including any terms and conditions of employment or the termination of employment, and there are no agreements or understanding other than those contained herein. Except as otherwise provided herein, this Agreement supersedes in all respects any prior or other agreement or other understanding between Executive and the Company regarding the subject matter herein.

15. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

16. This Agreement is made and entered into in the State of North Carolina and shall in all respects be construed, enforced, and governed in accordance with the laws of North Carolina, except as federal laws may apply.

17. In the event that one or more of the provisions, or portions thereof, of this Agreement is determined to be illegal or unenforceable, the remainder of this Agreement shall not be affected thereby, and each remaining provision or portion thereof shall continue to be valid and effective and shall be enforceable to the fullest extent permitted by law.

18. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the Executive and on behalf of Icoria.

19. Executive states that he has carefully read the foregoing Agreement, that the terms are fully understood, and that he voluntarily accepts these terms and signs the same as his own free act.

20. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

21. Executive is employed on an “at will” basis. This Agreement is not intended to nor does it create any employment contract for a specified term, and either Executive or the Company may terminate Executive’s employment at any time, with or without Cause.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first below written.

Icoria, Inc.

By:	/s/ Douglas R. Morton, Jr.
For Icoria, Inc.

Accepted and agreed by:

/s/ Brett Farabaugh
Brett Farabaugh